Exhibit 10.2
SEVENTH AMENDMENT TO THE
LEAR CORPORATION
EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
     THIS SEVENTH AMENDMENT (this “Amendment”) to the Lear Corporation Executive Supplemental Savings Plan (the “Plan”) made by the undersigned pursuant to authority delegated by the Compensation Committee of the Board of Directors of Lear Corporation, a Delaware corporation (the “Corporation”), shall be effective as of November 5, 2008.
     WHEREAS, the Corporation has determined that it is in its best interest to cease contributions to certain, but not all, accounts under the Plan; and
     WHEREAS, the Internal Revenue Service has provided transition rules under Section 409A of the Internal Revenue Code (the “Code”) that permit sponsors of deferred compensation plans to designate, on or before December 31, 2008, a new time and form of payment for deferred compensation payable in 2009 or later, subject to certain restrictions; and
     WHEREAS, the Corporation has determined that it is in its best interest to designate a new time and form of payment of certain accounts under the Plan, pursuant to the Code Section 409A transition rules described above; and
     WHEREAS, the Corporation has determined that it is in its best interest to rename the Plan to reflect the amendments to the Plan described above; and
     NOW THEREFORE, by virtue and in exercise of the amendment power reserved to the Compensation Committee of the Board of Directors of the Corporation under Section 6.1 of the Plan, the Plan is hereby amended as follows:
1.	The Plan shall be renamed the “Lear Corporation PSP Excess Plan.”

2.	Section 2.1 shall be deleted in its entirety and replaced with the following:
“Participation in the Plan shall be limited to employees of the Corporation or any affiliated company participating in the Pension Plan and/or the Savings Plan, who are participants as of November 5, 2008 (the ‘Amendment Date’) or whose compensation meets or exceeds the limit established by the Internal Revenue Service under Code Section 401(a)(17) in a particular year. Notwithstanding the foregoing, eligibility shall be limited to individuals who constitute a select group of management or highly compensated employees.”
3.	Section 2.2 shall be deleted in its entirety and replaced with the following:
“No Deferred Compensation election shall be made after the Amendment Date. Deferred Compensation elections made before such date shall be honored through December 31, 2008. Any compensation subject to a Deferred Compensation election that would be deferred after December 31, 2008, shall be deemed to be subject to a new payment election under the Code Section 409A transition rules provided by the Internal Revenue Service and shall be paid at the time and in the form it would have been paid if the Deferred Compensation election had not been filed.”
4.	Section 2.3 shall be deleted in its entirety.

5.	The following shall be added at the end of Section 3.3(a)(i):
“Notwithstanding the foregoing, no company matching contributions shall be credited to any Savings Make-up Account after the Amendment Date.”
6.	Section 3.3(a)(ii) shall be amended to read in its entirety as follows:
“The excess, if any, of (A) the amount of pension savings plan contributions that would have been made on behalf of a participant (1) if the participant’s deferred compensation under the MSPP had been included as Compensation under the Savings Plan and (2) if Code Sections 401(a)(17) and/or 415 did not apply to the Savings Plan, over (B) actual pension savings plan contributions made to the participant’s account under the Savings Plan, plus such additional amounts with respect to any participant as deemed necessary or advisable by the Corporation in its sole discretion. Notwithstanding anything contained in Section 4 to the contrary, such amounts, plus any earnings credited thereon, shall be distributed in a lump sum in the calendar year following the year of the participant’s termination of employment.”
7.	Section 3.3(c) shall be amended to read in its entirety as follows:
“Every participant shall become fully vested in the portion of his or her Savings Make-up Account attributable to contributions pursuant to Section 3.3(a)(i) upon the Amendment Date. A participant is generally vested in amounts contributed to his or her Savings Make-up Account pursuant to Section 3.3(a)(ii) or (a)(iii) after three years of Service (as defined in the Savings Plan), but may become vested in such amounts according to an individual vesting schedule agreed upon by the participant and the Corporation.”
8.	The second paragraph of Section 3.4 shall be amended to read in its entirety as follows:
“Every participant shall become fully vested in his or her MSPP Make-up Account upon the Amendment Date.”
9.	The last paragraph of Section 3.4 shall be amended to read in its entirety as follows:
“Notwithstanding the foregoing, no amount, other than the deemed investment earnings described above, shall be credited to any MSPP Make-up Account after the Amendment Date.”
10.	Section 4.2 shall be deleted in its entirety and replaced with the following:

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“Distribution of the Deferred Account shall be made in a lump sum on the Transition Distribution Date, as defined in Section 4.7.”
11.	Section 4.3 shall be deleted in its entirety and replaced with the following:
“(a)	Distribution of the portion of a participant’s Savings Make-up Account attributable to contributions pursuant to Section 3.3(a)(i) shall be made in a single lump sum on the Transition Distribution Date.
“(b)	Distribution of the portion of a participant’s Savings Make-up Account attributable to contributions pursuant to Section 3.3(a)(ii) or (a)(iii) shall be made in a single lump sum during the month of January in the year following the date of the participant’s termination of employment. Notwithstanding the foregoing, if the participant is deemed to be a ‘Specified Employee’ within the meaning of that term under Code Section 409A(a)(2)(B) on the date of his or her termination of employment, then no distribution under this Section 4.3(b) shall be made before the earlier of (i) the expiration of the six-month period measured from the date of the participant’s termination of employment, and (ii) the date of the participant’s death.”
12.	Section 4.4 shall be deleted in its entirety and replaced with the following:
“Distribution of the MSPP Make-up Account shall be made in a lump sum on the Transition Distribution Date.”
13.	Sections 4.7 shall be deleted in its entirety and replaced with the following:
“The ‘Transition Distribution Date’ shall be as set forth in this Section 4.7. If the sum of (a) the balance of the participant’s Deferred Account, (b) the portion of the participant’s Savings Make-up Account attributable to contributions pursuant to Section 3.3(a)(i), and (c) the balance of the participant’s MSPP Make-up Account, is equal to or less than $50,000 on the Amendment Date, then the Transition Distribution Date shall be January 15, 2009. If the sum of such amounts exceeds $50,000 on the Amendment Date, then the Transition Distribution Date shall be January 15, 2010, unless the participant agrees (in such time and manner as is established by the Committee, and in no event later than December 31, 2008) to permanently and irrevocably reduce the amounts described in (a), (b) and (c), above, by ten percent (10%), in which case the Transition Distribution Date shall be January 15, 2009.”
14.	Section 4.8 shall be deleted in its entirety.
15.	Section 5.3(a) shall be amended to read in its entirety as follows:
“The Corporation shall make no provision for the funding of any benefits payable hereunder that (i) would cause the Plan to be a funded plan for purposes of Code Section 404(a)(5), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and to the restrictions of Section 409A of the Code, the Corporation may establish a grantor trust described in Treasury Regulations section 1.677(a)-1(d) and accumulate funds therein to pay amounts under the Plan, provided that the assets of the trust shall be required to satisfy the claims of the Corporation’s general creditors in the event of the Corporation’s bankruptcy or insolvency.”
16.	Section 6.1 shall be amended to read in its entirety as follows:
“Subject to the provisions of Section 6.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Compensation Committee of the Board of Directors, to the extent permitted under Section 409A of the Code.”
17.	Section 6.2 shall be amended to read in its entirety as follows:
“Subject to the provisions of Section 6.3, the Plan may be terminated at any time by the Compensation Committee of the Board of Directors, to the extent permitted under Section 409A of the Code.”
18.	Except to the extent hereby amended, this Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment to the Plan is adopted on the 5th day of November, 2008.
LEAR CORPORATION

By:	/s/ Thomas J. Polera Thomas J. Polera
Vice President, Global Compensation and Benefits

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